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                                                                    EXHIBIT 10.1

                         EXECUTIVE EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "AGREEMENT") is made and entered into effective as of the 21st day of February, 2002 by and between CYPRESS COMMUNICATIONS, INC., a Delaware corporation (the "COMPANY" or "CYPRESS"), and CHARLES B. MCNAMEE, a Georgia resident (the "EXECUTIVE" or "EMPLOYEE").

         WHEREAS, Executive was materially involved in the U.S. RealTel, Inc.'s ("USRT") acquisition of Cypress and its subsequent merger into a wholly owned subsidiary of USRT;

         WHEREAS, the Company desires to employ the Executive and to obtain the services of the Executive to act as the President and Chief Operating Officer of Cypress, and the Executive desires to accept such employment and to perform such services all pursuant to the terms and conditions hereof.

         NOW, THEREFORE, for and in consideration of such employment of the Executive by the Company, the above premises, the mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. EMPLOYMENT. The Company hereby employs the Executive, and the Executive hereby accepts such employment, pursuant and subject to the terms and conditions hereinafter set forth.

         2. SERVICES. At all times during the Term (as hereinafter defined), the Executive shall perform for and on behalf of the Company the services and duties as the President and Chief Operating Officer of Cypress, and such other specific services and duties that may be assigned to him from time to time by the Board of Directors of the Company ("BOARD") or by its' duly authorized designee(s) (collectively, the "SERVICES"). At all times during the Term, the Executive shall (i) devote at least eighty percent (80%) of his full and exclusive business time, energy and skill to the business of the Company or USRT, and to the fulfillment of his obligations under this Agreement, to the exclusion of all other business activities, other than the management of his own passive investments, (ii) during business hours, devote at least eighty percent (80%) of his time, attention and best efforts to the performance of the Services, (iii) to the best of his abilities, perform and discharge the Services faithfully, diligently and in a timely manner, (iv) comply with all lawful requests, instructions and regulations made by the Board, or its duly authorized designee(s), (v) faithfully serve the Company and USRT to the best of his ability and (vi) use his best efforts to promote the interests of the Company and USRT.

         3. COMPENSATION. During the Term of this Agreement, as compensation for the proper and satisfactory performance of the Services to be performed by Executive, the Company shall pay to Executive an annualized base salary of Two Hundred Thousand Dollars ($200,000.00) (the "Base Salary"), payable in installments twice per month, less deductions for withholding taxes and other required statutory and authorized deductions.




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                 3.1 USRT STOCK OPTIONS. Upon the execution of this Agreement,
Executive will be granted options under USRT's 1999 Employee Equity Incentive Plan (the "Plan"), subject to the terms and conditions of the Plan, the particular terms be evidenced by the award agreement between USRT and the Executive which will include 900,000 shares of USRT common stock.

                  3.2 ADDITIONAL COMPENSATION.

                  (a) In addition to all other compensation, the Company will pay to Executive a one-time amount equal to Twenty-Five Thousand Dollars ($25,000.00) at such time as Cypress' unaudited financial statements (as prepared in accordance with generally accepted accounting principles and in a manner consistent with Company's audited financial statements) show four consecutive quarterly periods Positive Cash Flow, on a cumulative basis. Positive Cash Flow means earnings of Cypress before interest, taxes, depreciation and amortization.

                  (b) The Executive may also participate in any bonus, incentive, profit-sharing, performance, discretionary pay or similar agreement, plan, policy, program or arrangement (whether or not funded) adopted by the Board.

         4. EMPLOYMENT BENEFITS. In addition to the above-described compensation, in consideration of the Services, during the Term, the Company shall provide the Executive, and the Executive shall be entitled to, such fringe benefits as may be approved by the Board and established by the Company from time to time for the benefit of its senior executive employees generally, including the following:

                  4.1 PAID VACATION. During the Term, the Executive shall be entitled to receive twenty (20) paid vacation days and notice shall be provided by the Executive to the Board, as required by Company policy.

                  4.2 INSURANCE BENEFITS. The Executive shall be provided such major medical, life, worker's compensation, disability and other insurance coverage as the Company or USRT may make available to its employees from time to time, subject to applicable law and the respective terms and conditions of such coverages, including, without limitation, applicable qualification and eligibility requirements and limitations. Company shall also cover Executive under its officers' and directors' liability coverage at such levels as the Company or USRT may provide for its officers and directors from time to time. Executive shall also enjoy such indemnification protections as provided under the Company's By-Laws, as may be amended from time to time and as provided by the laws of the state of the Company's Articles of Incorporation, currently the State of Delaware.

                  4.3 BENEFIT PLANS. The Executive shall be entitled to participate in those deferred compensation, retirement and employee welfare benefit plans adopted or sponsored by the Company from time to time and made available to the Company's employees, subject to

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applicable law and the respective terms and conditions thereof, including, without limitation, applicable participation limitations.

                  4.4 EXPENSES. During the Term, the Company shall reimburse the Executive for all reasonable, actual and direct expenses incurred by the Executive in connection with his performance of the Services, provided such expenses are properly characterized as being business expenses that are properly tax deductible for the Company, and further provided that such expenses were incurred by the Executive only in accordance with the policies and procedures established by the Company from time to time, or otherwise were of the types authorized in advance by the Board. The Executive shall comply with the limitations and reporting requirements with respect to such expenses that the Board may establish from time to time, including, without limitation, the timely submission to the Company of written documentation of such expenses in a form complying with the records required of the Company by the Internal Revenue Service and appropriate state authorities for tax deductibility purposes.

                  4.5 HANDBOOK, POLICIES AND PROCEDURES. The Executive acknowledges that the Company may promulgate employee handbooks, policies and procedures from time to time, and the Executive agrees to adhere to the terms of any and all such handbooks, policies and procedures. The Company reserves the right, in its sole discretion, to modify, amend, discontinue or repeal any such handbook, policy or procedure. To the extent any conflict in terms between this Agreement and any such other handbooks, policies or procedures should arise, the terms of this Agreement shall control.

                  4.6 MODIFICATIONS. To the extent permitted by applicable law, the Company reserves the sole right and discretion to modify, amend, discontinue or repeal, at any time, any of the benefits described in this Section 4 or otherwise established by the Company.

         5. WITHHOLDINGS. All compensation and other amounts, if any, payable to the Executive pursuant to the terms and conditions of this Agreement are stated in gross amounts and shall be subject to all applicable withholding taxes, other normal payroll deductions and any other amounts required by any law, rule or regulation to be withheld.

         6. TERM. The initial term of the Executive's employment with the Company hereunder (the "Term") shall commence as of the effective date hereof and shall continue for a period of one (1) year. This Agreement will continue thereafter from year to year, unless and until earlier terminated pursuant to, and in accordance with, Section 7 or Section 8, hereof.

         7. TERMINATION OF EMPLOYMENT.

                  7.1 DEATH. In the event of the death of the Executive at any time during the Term, his employment hereunder shall automatically terminate, which termination shall be effective as of the end of the day on the date on which his death occurs.

                  7.2 DISABILITY. In the event of the Total Disability (as hereinafter defined) of the Executive at any time during the Term, his employment hereunder shall automatically


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terminate, which termination shall be effective as of the end of the day on the date on which his Total Disability occurs for all purposes of compensation, except that to the extent required to obtain the benefits of Company's disability insurance, Executive shall continue to be treated as an employee on a leave of absence. For purposes of this Agreement, the Executive shall be deemed to have a "TOTAL DISABILITY" if he shall be unable, by reason of illness or physical or mental incapacity or disability (from any cause or causes whatsoever) (each a "DISABILITY"), to perform his essential job functions required by this Agreement, whether with or without reasonable accommodation by the Company, in substantially the manner and to the extent required by this Agreement immediately prior to the occurrence of such Disability, for a period of ninety (90) consecutive days, and such Total Disability shall be deemed to have occurred on the first day immediately after such period. In the event of any disagreement between the Executive and the Company about whether he has a Disability or Total Disability, the question shall be submitted to an impartial and reputable physician selected by the Company and the Executive. The determination of the question of such Disability or Total Disability by such physician shall be final and binding on the Executive and the Company for purposes of this Agreement. The Company shall pay the reasonable fees and expenses of such determining physician. For purposes of determining whether a Disability continued for ninety (90) consecutive days, if the Executive shall have suffered a Disability and shall have returned to work after the end of such Disability, any Disability commencing within sixty (60) days after the termination of the prior Disability shall be deemed to be a continuation of the prior Disability, and the periods of all such Disabilities shall be added as if they fell on consecutive days.

                  7.3 TERMINATION BY THE COMPANY FOR CAUSE. The Executive's employment hereunder may be terminated by the Company for Cause (as hereinafter defined) immediately upon written notice by the Company to Executive. For purposes of this Agreement, "CAUSE" for termination shall mean only the following:

                  (a) the Executive's criminal indictment for a felony or any crime involving moral turpitude;

                  (b) Acts of the Executive which constitute willful fraud on the part of Executive in connection with his duties under this Agreement, including, but not limited to, misappropriation or embezzlement in the performance of his duties as an employee of the Company; making false, fraudulent or inappropriate statements about the Company, its employees or products; engaging in any unethical, immoral or unprofessional conduct; falsifying or misrepresenting any information to Company; or Executive's engaging in conduct materially injurious to the Company and in violation of any covenant, promise, representation or warranty of this Agreement or any fiduciary or other obligation owed by the Executive to the Company, including, without limitation, the obligation to refrain from engaging in the activities prohibited by Sections 8 and 9 hereof; or

                  (c) Gross misconduct, including, but not limited to, the willful failure of the Executive either to (i) continue to obey lawful written instructions of the Board (that do not involve matters which, if obeyed by the Executive, would permit the Executive to terminate his employment for "Good Reason," as defined in subsection 7.5 hereof) after


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         receiving thirty (30) days notice in writing of the Employee's failure to do so and the Company's intention to terminate the Executive if such failure is not corrected, or (ii) correct any conduct of the Executive which constitutes a material breach of this Agreement after receiving thirty (30) days notice in writing of the Executive's failure to do so and the Company's intention to terminate Executive if such failure is not corrected. This cure right may be exercised on only one occasion during each calendar year of the Term.

                  7.4 TERMINATION BY THE COMPANY WITHOUT CAUSE. The Executive's employment hereunder may be terminated by the Company for any reason, or for no reason whatsoever, by giving notice of such termination (the "Company's Notice") to the Executive, which termination shall be effective as of the end of the day on the later of (i) the thirtieth (30th) day after the Executive's receipt of the Company's Notice, or (ii) such later date, if any, specified by the Company therein, subject to the last sentence of this subsection 7.4. Company's failure to extend the term of this Agreement at the end of the term hereof shall constitute termination under this subsection 7.4 without the need for any notice on the part of the Company. Until the effective date of such termination (without giving effect to the last sentence of this subsection 7.4), the Executive shall be obligated to continue to perform the Services at all times; provided, however, the Company reserves the right, exercisable by giving notice to the Executive (within the Company's Notice or otherwise), to require the Executive to cease performing the Services at any time on or after delivery of the Company's Notice to the Executive. In the event that, prior to the effective date of termination set forth above in this subsection 7.4, the Executive ceases performing the Services, other than at the Company's request (as described above), then such termination shall be deemed effective as of the end of the day on the date that the Executive ceases performing the Services.

                  7.5 TERMINATION BY THE EXECUTIVE. The Executive's employment hereunder may be terminated by the Executive for any reason, or for no reason whatsoever, by giving notice of such termination (the "Executive's Notice") to the Company, which termination shall be effective as of the end of the day on the later of (i) the thirtieth (30th) day after the Company's receipt of the Executive's Notice, or (ii) such later date, if any, specified by the Executive therein, unless such effective date is accelerated (1) by the Company as provided below or (2) pursuant to the third sentence of this subsection 7.5. Until the effective date of such termination (without giving effect to the third sentence of this subsection 7.5), the Executive shall be obligated to continue to perform the Services at all times; provided, however, the Company reserves the right, exercisable by giving notice to the Executive, to accelerate the effective date of termination pursuant to this subsection 7.5 to any date on or after the thirtieth (30th) day after the Company's receipt of the Executive's Notice. In the event that, prior to the effective date of termination set forth above in this subsection 7.5, the Executive ceases performing the Services, other than as a result of the Company's acceleration of the effective date (as described above), then such termination shall be deemed effective as of the end of the day on the date that the Executive ceases performing the Services. If the Executive terminates his employment, as provided above and states in his notice of termination Good Reason for the termination, then such termination shall be effective immediately. For purposes hereof, "GOOD REASON" shall mean the occurrence of any of the following (i) breach of this Agreement by the Company;
(ii)


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insolvency of the Company; (iii) a reduction by the Company in the Executive's annual base salary as then in effect; (iv) a new Company requirement is instituted which requires the Executive to change his work location to a location greater than fifty (50) miles from Executive's work location immediately prior to the institution of the requirement; but not including a requirement that the Executive travel on the Company's business to an extent substantially consistent with his present business travel obligations, or (v) The failure by the Company, without the Executive's consent, to pay to the Executive any portion of his compensation, or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company within seven (7) days of the date such compensation is due, unless such failure to pay is reasonably in dispute by the Company.

         The Executive's right to terminate his employment pursuant to this subsection shall not be affected by his incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

                  7.6 EFFECT OF TERMINATION OF EMPLOYMENT.

                           (a) Upon the effective date of termination of the Executive's employment hereunder for any reason, the Executive shall be deemed to have automatically resigned from any and all directorships, offices or other positions (fiduciary or otherwise) that the Executive may then hold in connection with the Company or in connection with any employee welfare benefit plan sponsored by the Company, which resignation shall be deemed effective without the requirement that a written resignation be delivered by the Executive. Further, upon the effective date of termination of the Executive's employment hereunder for any reason, all debts, obligations and liabilities (whether or not contingent) of the Executive to the Company shall be immediately due and payable to the Company and may be offset, at the Company's sole option, against any amounts due and owing by the Company to the Executive. From and after the effective date of the termination of the Executive's employment hereunder for any reason, the Executive shall not at any time represent himself still to be connected, or to have any connection, with the Company.

                           (b) If the Company terminates the Executive's employment without Cause pursuant to subsections 7.1, 7.2 or 7.4 or if the Executive terminates his employment for Good Reason pursuant to subsection 7.5 hereof, the Company (i) shall continue to pay to the Executive the Executive's then current salary with the Company, in accordance with the Company's payroll policies, for a period of twelve
         (12) months following the date of termination, (ii) shall provide Executive with benefits coverage, including, without limitation, coverage under medical, dental and vision, but excluding disability plans for a period of twelve (12) months following the date of termination and (iii) shall accelerate Executive's stock options, if any, subject to any deductions or offsets described in this Agreement. Except as provided in the immediately preceding sentence, from and after the effective date of the termination of the Executive's employment hereunder, the Company shall not have any further obligations under this Agreement or



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         otherwise with respect to the Executive or his employment hereunder, except for the Company's obligation to pay to the Executive (or the estate of the Executive in the event of termination pursuant to subsection 7.1 hereof) all earned and accrued but unpaid salary through the effective date of termination of the Executive's employment hereunder, subject to any deductions or offsets described in this Agreement.

                           (c) Notwithstanding the foregoing, the Company shall continue to have all rights available to the Company under this Agreement, including, without limitation, all rights under Sections 8, 9, 10 and 11 hereof, at law or in equity, and the provisions of this Agreement shall survive the termination of the Executive's employment hereunder to the extent required to give full effect to the covenants and agreements contained herein.

         8. TERMINATION UPON A CHANGE IN CONTROL.

                  8.1 CHANGE OF CONTROL. For purposes of this Agreement, a "Change in Control"' shall mean (a) the time that any person and all other persons who constitute a group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), have acquired within any 12 month period (i) direct or indirect beneficial ownership (within the meaning of Section 13(d)(3) under the Exchange Act) of 51% or more of USRT's or the Company's outstanding securities or (ii) assets of the Company or USRT having a fair market value in excess of one-third of the Company's or USRT's total assets, as applicable (b) the first day on which a majority of the members of the USRT's or the Company's Board are not continuing directors, or (c) upon the occurrence of a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation of the Company or USRT, as a result of which the stockholders of the Company or USRT receive cash, stock or other property in exchange for their shares of the Company's or USRT's stock (but not a public offering of stock by the Company or USRT), and USRT is not the surviving entity. However, these Change in Control provisions shall not become effective if a technical Change in Control is met purely due to the Company's or USRT's financing activities.

                  8.2 EFFECT OF CHANGE IN CONTROL. In the event of Employee's termination of employment coincident with a Change in Control, whether at Employee's direction or otherwise, Employee shall immediately be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Company or USRT in which Employee is a participant to the full extent of Employee's rights under such plans (including accelerated vesting of any awards granted to Employee under the Company's or USRT's stock incentive plans, which shall provide for accelerated vesting), accrued vacation pay and any appropriate business expenses incurred by Employee in connection with his duties hereunder, all to the date of termination. The Company or USRT, as applicable, (i) shall continue to pay to the Executive the Executive's then current salary with the Company, in accordance with the Company's payroll policies, for a period of twelve (12) months following the date of termination, (ii) shall provide Executive with benefits coverage, including, without limitation, coverage under medical, dental and vision, but excluding disability plans for a period of twelve (12) months following the date



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of termination and (iii) shall accelerate one hundred percent (100%) of the
Executive's stock options, if any, subject to any deductions or offsets described in this Agreement. If Executive's employment is terminated prior to the date on which a Change in Control event occurs, and such termination was at the request of a third party who has taken steps to effect a Change in Control event or was otherwise caused by the Change in Control event, then for all purposes of this Agreement, a Change in Control event shall be deemed to have occurred prior to such termination.

         9. PROPRIETARY INFORMATION.

            9.1 NONDISCLOSURE.

                  (a) The Executive acknowledges that, in performing the Services, the Executive will be making use of, acquiring and adding to the confidential and proprietary information of the Company and/or those persons or entities directly or indirectly controlling or controlled by, or under direct or indirect common control with, the Company (each an "AFFILIATE" and collectively, the "AFFILIATES"), which (i) is of a special and unique nature and value, (ii) is not public information or is not generally known or available to the Company's and/or the Affiliates' competitors, (iii) is known only by the Company and/or the Affiliates and those of their respective Executives, independent contractors, consultants, suppliers, customers or agents to whom such data and information must be confided in order to apply it to the uses intended, and (iv) relates to matters such as, but not limited to, the Company's and the Affiliates' respective methods of operation, internal structure, financial affairs, programs, software, equipment and techniques, existing and contemplated facilities, products and services, know-how, inventions, systems, devices (whether or not patentable), methods, ideas, procedures, manuals, confidential studies and reports, lists of suppliers and customers and prospective suppliers and customers, financial information and practices, plans, pricing, selling techniques, sales and marketing programs and methods, names, addresses and telephone numbers of the Company's and/or the Affiliates' suppliers and customers, credit and financial data of the Company's and/or the Affiliates' suppliers and customers, particular business requirements of the Company's and/or the Affiliates' suppliers and customers, special methods and processes involved in designing, producing and selling the Company's and/or the Affiliates' products and services, any other information related to the Company's and/or the Affiliates' suppliers and customers that could be used as a competitive advantage by the Company's and/or the Affiliates' competitors if revealed or disclosed to such competitors or to persons or entities revealing or disclosing same to such competitors, and all "trade secrets" (as that term is defined in O.C.G.A. ss. 10- 1-76 1, as amended) of the Company and/or the Affiliates, all of which, together with any and all extracts, summaries and photo, electronic or other copies or reproductions, in whole or in part thereof, stored in whatever medium (including electronic or magnetic), shall be deemed the Company's and/or the Affiliates' exclusive property, as applicable, and shall be deemed to be "CONFIDENTIAL INFORMATION." The Executive acknowledges that the Confidential Information has been and will continue to be of central importance to the business of the Company and the Affiliates, and that disclosure of it to, or its use by, others could cause substantial loss to the Company and the Affiliates. In consideration of the Executive's employment hereunder, the Executive agrees that, at all times during the Term, and (i) with respect to all Confidential Information constituting "trade secrets", for so long thereafter as such Confidential Information continues to constitute "trade secrets" (or for the period beginning on the last day of the Term and ending two
(2) years thereafter, whichever is longer); and (ii) with respect to all Confidential Information not constituting


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"trade secrets", for the period beginning on the last day of the Term and ending two (2) years thereafter, the Executive shall not, directly or indirectly, use, divulge or disclose to any person or entity, other than those persons or entities employed or engaged by the Company who or which are authorized to receive such information, any of such Confidential Information, and the Executive shall hold all of the Confidential Information confidential and inviolate and will not use such Confidential Information against the best interests of the Company or any of the Affiliates.

                  9.2 RETURN OF RECORDS. The Executive acknowledges and agrees that all supplier, customer, employee and contractor files, contracts, agreements, financial books, records, instruments and documents, supplier and customer lists, memoranda, data, reports, sales documentation and literature, software, rolodexes, telephone and address books, letters, research, listings, and any other instruments, records or documents relating or pertaining to (i) the customers or suppliers of the Company and/or any of the Affiliates serviced by or serving the Company, any of the Affiliates or the Executive, (ii) the duties performed hereunder by the Executive, or (iii) the business of the Company and/or any of the Affiliates (collectively, the "RECORDS") shall at all times be and remain the exclusive property of the Company and/or the Affiliates, as applicable. Upon termination of the Executive's employment hereunder for any reason whatsoever, the Executive shall promptly return to the Company all Records (whether furnished by the Company or any of the Affiliates or prepared by the Executive), and the Executive shall neither make nor retain, nor allow any third party to make or retain, any photo, electronic or other copy or other reproduction of any of such Records after such termination.

                  9.3 ASSIGNMENT OF INVENTIONS AND WORKS MADE FOR HIRE. The Executive hereby irrevocably assigns and transfers, and agrees to assign and transfer, to the Company all of the Executive's night, title and interest in and to any and all Inventions and Works Made for Hire (each as hereinafter defined) made, generated or conceived by the Executive at any time during the Term, whether alone or with the assistance of others, whether or not made, generated or conceived during normal business hours, and whether or not his employment with the Company is hereafter terminated for any reason whatsoever. For purposes of this Agreement, "INVENTIONS" shall mean any and all discoveries, improvements, innovations, ideas, formulae, devices, systems, software programs, processes, products and any other creations similar thereto. For purposes of this Agreement, "WORKS MADE FOR HIRE" shall mean any and all "work made for hire", as that term is defined in Section 101 of the United States Copyright Law, Title 17 of the United States Code, as amended. Upon the Company's request, the Executive will promptly execute and sign any and all applications, assignments, and other documents, and will promptly render all assistance, which may be reasonably necessary for the Company to obtain patent, copyright or any other form of intellectual property protection.

          10. PROTECTIVE COVENANTS. The Executive acknowledges that his specialized skills, abilities and contacts are important to the success of the Company, and agrees that he shall faithfully and strictly adhere to the following covenants:



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                  10.1 NONCOMPETITION. The Executive acknowledges that by reason of the character and nature of the Company's business activities and operations, and further by reason of the scope of the territory in which the Executive will perform the Services, in order to protect the Company's legitimate business interests it is necessary for the Executive to agree not to engage in certain specified activities in such territory at any time during the Term and for a period of time thereafter. Therefore, at all times during the Term, and for a period of time in which any termination fee is paid to Executive (i.e., twelve
(12) months in the event that the termination fee is paid pursuant to Sections 7 or 8 hereof), the Executive will not, directly or indirectly, within the Territory (as defined below), (a) for himself, (b) as a consultant, manager, supervisor, employee or owner of a Competing Business (as defined below), or (c) as an independent contractor for a Competing Business, engage in any business in which the Executive provides services which are the same as or substantially similar to the Services. "COMPETING BUSINESS" shall mean any person, business or entity who or which sells, markets or distributes products and/or sells, furnishes or provides services substantially the same as those sold, marketed, distributed, furnished or supplied by the Company during the Term. "TERRITORY" shall mean the geographic area encompassed within a fifty (50) mile radius of Atlanta, Georgia. The Executive agrees that he and the Company may amend the definition of "Territory" from and after the date hereof to reflect any significant contraction or expansion of the geographical area in which he performs the Services.

                  10.2 NONSOLICITATION OF CUSTOMERS. The Executive agrees that all customers whose relationships are managed by the Executive, or with whom the Executive has contact during the Term, are the Company's customers, and that all fees and revenues produced from such relationships or contacts are the exclusive property of the Company. The Executive hereby waives and releases all claims and rights of ownership to such customer relationships, fees and revenues. Furthermore, at all times during the Term and for a period of two (2) years thereafter, the Executive will not directly or indirectly, on his own behalf or on behalf of any person, firm, partnership, association, corporation, business organization, entity or enterprise, solicit, call upon or attempt to solicit or call upon, any customer or prospective customer of the Company, or any representative of any customer or prospective customer of the Company, with a view to the sale or provision of any product or service competitive or potentially competitive with any product or service sold or provided, or under development, by the Company at any time during the shorter in duration of the Term and the last two (2) years thereof; provided that the restrictions set forth in this sentence shall apply only to customers or prospective customers of the Company, or representatives of customers or prospective customers of the Company, with which the Executive had material contact at any time during the shorter in duration of the Term and the last two (2) years thereof. "Material contact" exists between Executive and each of the Company's existing customers:
(i) with whom Executive actually dealt; or (ii) whose dealings with the Company were handled, coordinated or supervised by Executive.

                  10.3 NONSOLICITATION OF EXECUTIVES AND INDEPENDENT CONTRACTORS. At all times during the Term and for a period of two (2) years thereafter, the Executive will not directly or indirectly solicit or encourage any employee or independent contractor of the Company to leave such employment or engagement with the Company, or directly or indirectly employ or engage in any capacity any former employee or independent contractor of the Company, unless such former employee or independent contractor of the Company shall have ceased to be so employed or engaged by the Company for a period of at least one (1) year immediately prior to such action by the Executive.

         Notwithstanding the provisions of this Section 10, if the Company terminates the Executive's employment without Cause pursuant to subsection 7.4 hereof or if the Executive terminates with Good Reason pursuant to subsection
7.5 hereof, the obligations of the Executive under subsections 9.1, 9.2 and 9.3 shall expire ninety (90) days after the termination of Executive's employment without cause.

         11. CONSTRUCTION. The Executive acknowledges and agrees that the covenants and agreements contained in Sections 9 and 10 of this Agreement are of the essence of this Agreement, and that each of such covenants and agreements is reasonable and necessary to protect and preserve the interests and business of the Company. The Executive further acknowledges and agrees that: (i) each of such covenants and agreements is separate, distinct and severable, not only from the other of such covenants and agreements, but also from the remaining provisions of this Agreement, (ii) the unenforceability of any such covenants or agreements shall not affect the validity or enforceability of any other such covenants or agreements or any other provision or provisions of this Agreement, and (iii) in the event any court of competent jurisdiction or arbitrator, as applicable, determines, rules or holds that any such covenant or agreement hereof is overly broad or against the public policy of the state, then said court or arbitrator, as the case may be, is specifically authorized to reform and narrow said covenant or agreement to the extent necessary to make said reformed and narrowed covenant or agreement valid and enforceable.

         12. REMEDIES. It is specifically understood and agreed that (i) any breach of any of the provisions of Section 9 or 10 of this Agreement is likely to result in irreparable injury to the Company, (ii) the remedy at law alone will be an inadequate remedy for such breach, and (iii) in addition to any other remedy it may have for such breach, the Company shall be entitled to enforce the specific performance of this Agreement by the Executive and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages. Notwithstanding any other provision of this Agreement to the contrary, any and all obligations of the Company to pay any compensation to the Executive for any reason shall cease and terminate upon the material breach by the Executive of any of the obligations of the Executive under Sections 8 or 9 of this Agreement.

         13. EXISTING RESTRICTIVE COVENANTS AND INDEMNIFICATION. The Executive represents and warrants that (i) the Executive is not a party to or subject to any outstanding contract, agreement or order whereby the Executive is prohibited from entering into this Agreement, or any outstanding restrictive covenant or noncompetition agreement which would interfere with or prevent the Executive's employment hereunder as contemplated by this Agreement; (ii) the Executive has performed any and all duties or obligations that he may have under any contract or agreement with a former employer or other party, including, without limitation, the return of all confidential materials; and (iii) the Executive is currently not in possession of any confidential materials or property belonging to any such former employer or other party. The Executive acknowledges and agrees that he shall advise the Company in the event that his duties with the Company should be changed or enlarged in such a manner as to conflict with any such prior contract, agreement, order or restrictive covenant. Without limitation on any other rights or remedies available to the Company with respect to the Executive's breach of his obligations hereunder, the Executive shall defend, indemnify and hold the Company, the Affiliates, and each of their respective shareholders, officers, directors, employees, counsel, agents, affiliates and assigns (collectively, the "COMPANY INDEMNITEES") harmless from and against any and all direct or indirect demands, claims, payments, obligations, recoveries, deficiencies, fines, penalties, assessments, actions, causes of action, suits, losses, diminution in the value of assets of the Company, compensatory, punitive, exemplary or consequential damages (including, without limitation, lost income and profits and interruptions of business), liabilities, costs, expenses, and interest on any amount payable to a third party as a result of the foregoing, whether accrued, absolute, contingent, known, unknown or otherwise asserted against, imposed upon or incurred by the Company Indemnitees, or any of them, by reason of or resulting from, arising out of, based upon or otherwise in respect of (1) any conflict between the Executive's employment hereunder and any prior employment, duty, contract, express or implied agreement, order or restrictive covenant, or (2) any misrepresentation by the Executive hereunder as to any facts which are the subject matter of any conflict or violation of any prior contract, agreement, order or restrictive covenant on the part of the Executive.

         14. NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and, if mailed by prepaid first class mail or certified mail, return receipt requested, at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof. In addition, notices hereunder may be delivered by hand, in which event the notice shall be deemed effective when delivered, or by overnight courier, in which event the notice shall be deemed to have been received on the next business day following delivery to such courier. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

                  (a)      If to the Company:

                           Cypress Communications, Inc.
                           15 Piedmont Center
                           #100
                           Atlanta, Georgia 30305
                           Attention:  Perry H. Ruda
                  with a copy to:

                           Ungaretti & Harris
                           3500 Three First National Plaza
                           Chicago, Illinois 60602
                           Attention:  Gary I. Levenstein
                           Telephone:  (312) 977-4108
                           Facsimile:  (312) 977-4405

                  (b)      If to the Executive:

                           Charles B. McNamee
                           3499 Nancy Creek Road Nw
                           Atlanta, Georgia 30327

unless and until notice of another or different address shall be given as provided herein.

         15. MISCELLANEOUS.

                  15.1 ENTIRE AGREEMENT. This Agreement, including all exhibits and all other attachments hereto, if any, embodies the entire agreement between, and the understanding of, the parties hereto in respect of the subject matter contained herein. The parties hereto have not relied upon any promises, representations, warranties, agreements, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior or contemporaneous negotiations, understandings and agreements, whether written or oral, between the parties hereto with respect to the subject matter contained herein. The parties acknowledge and agree that Executive and USRT previously entered into a letter agreement dated on December 20, 2001. The parties agree that the various agreements and undertakings contained therein shall remain in full force and effect, and the provisions thereof are superseded only to the extent they are inconsistent with in this Agreement.

                  15.2 EXTENSIONS, MODIFICATIONS OR AMENDMENTS. No extension, modification or amendment of this Agreement shall be binding upon a party hereto unless such extension, modification or amendment is set forth in a written instrument which is executed and delivered on behalf of such party, which in the case of the Company must be by a duly authorized officer of the Company only upon the express, prior authorization of the Board.

                  15.3 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, beneficiaries, successors and permitted assigns; and shall also inure to the benefit of the Affiliates and their respective successors and assigns. Notwithstanding the foregoing, neither party shall assign any of his or its rights or obligations hereunder to any other person or entity without the prior written consent of the other.

                  15.4 CAPTIONS. The captions herein have been inserted solely for convenience of reference and in no way define, limit or describe the scope or substance of any provision of this Agreement.

                  15.5 SEVERABILITY. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision were limited or modified, consistent with its general intent, to the extent necessary so that it shall be valid, legal and enforceable, or if it shall not be possible to so limit or modify such invalid, illegal or unenforceable provision, this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, and all other provisions hereof shall be and remain unimpaired and in full force and effect.

                  15.6 WAIVER. The failure or delay of either party hereto at any time or times to require performance of any provision of this Agreement shall in no manner affect its or his right to enforce that provision. No single or partial waiver by either party hereto of any condition of this Agreement, or of the breach of any term, agreement or covenant or of the inaccuracy of any representation or warranty of this Agreement, whether by conduct or otherwise, in any one or more instances shall be construed or deemed to be a further or continuing waiver of any such condition, breach or inaccuracy or a waiver of any other condition, breach or inaccuracy.

                  15.7 GOVERNING LAW. This Agreement, including, without limitation, the obligations, rights and remedies of the parties hereto, and any and all claims arising out of the relationship between the parties hereto, shall be governed by and construed in accordance with the laws of the State of Georgia, without giving effect to any conflicts or choice of laws principles which otherwise might be applicable.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, or caused this Agreement to be executed, effective as of the day and year first above written.

                                        COMPANY:
                                        CYPRESS COMMUNICATIONS, INC.

                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Its:
                                             -----------------------------------


                                        EXECUTIVE:


                                        ----------------------------------------
                                                     CHARLES B. McNAMEE


    U. S. RealTel, Inc., as the sole stockholder of Cypress Communications, Inc., hereby guarantees the performance of the obligations set forth in this Employment Agreement.

                                        U.S. REALTEL, INC.

                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Its:     Chairman